INVESTMENT MANAGEMENT AGREEMENT

THIS AGREEMENT, dated as of September 1, 2016, by and between EG Shares India Infrastructure Mauritius, a private Category 1 Global Business Company organized under the laws of Mauritius and licensed as a Collective Investment Scheme (the “Fund”), on behalf of EGShares India Infrastructure ETF (the “EGShares India Infrastructure Portfolio”), a series of the Trust, as defined below, and Columbia Management Investment Advisers, LLC, a limited liability company organized in Minnesota in the United States of America and registered as an investment adviser under the Investment Advisers Act of 1940, as amended, under the laws of the United States of America (the “Adviser”).

W I T N E S S E T H:

WHEREAS, the Fund was organized pursuant to a constitution governing the affairs and conduct of the business of the Fund (as the same may be amended or supplemented from time to time, the “Constitution”);

WHEREAS, the Fund wishes to engage the Adviser to provide certain management services, and the Adviser is willing to provide such management services to the Fund, on the terms and conditions set forth in this Agreement;

WHEREAS, the Fund will be managed by its board of directors (together with any duly constituted committees thereof acting within their authority, the “Directors”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

INTERPRETATION

In this Agreement the following expressions shall, save where otherwise defined or the context otherwise requires, bear the meanings set out opposite them respectively:-

“Act” means the Companies Act of 2001 of Mauritius, as amended from time to time.

“Administrator” means Deutsche International Trust Corporation (Mauritius) Limited, or such other corporation appointed and for the time being acting as administrator of the Fund.

“Business Day” means any day (except Saturday and Sunday) on which banks in the Republic of Mauritius and The New York Stock Exchange in New York City, New York, United States of America are open for business.

“Code of Ethics” means the code of ethics adopted by the Adviser in accordance with the Investment Company Act of 1940 Act, as amended, under the laws of the United States of America (the “1940 Act”).

“Custodian” means The Bank of New York Mellon, 101 Barclay Street, New York, New York, 10286, and Deutsche Bank AG, Mumbai Branch with a registered office at Kodak House, 222 Dr D.N Road, Fort, Mumbai 400 001, acting as sub-custodian in India or such other corporation appointed and for the time being acting as, custodian of the assets of the Fund.

“Independent Director” has the same meaning given to that term in the 1940 Act.

“Investment” means any investment of the Fund made in accordance with the Investment Objective and the Investment Policy.

“Investment Objective” means the maintenance of a portfolio of Investments by the Fund that the Adviser deems necessary to implement the investment objective of the EGShares India Infrastructure Portfolio in accordance with its then current prospectus and statement of additional information, filed with the U.S. Securities and Exchange Commission.

“Investment Policy” means the investment policy of the Fund (including its investment restrictions) as determined by the Fund’s Board of Directors, and as may be set forth from time to time in the offering documents of the Fund, if any.

“Management Fee” means a fee payable to the Adviser in accordance with Clause 9.1 hereof.

“Net Asset Value of the Fund” means the Net Asset Value calculated in accordance with the Constitution.

“Trust” refers to EGA Emerging Global Shares Trust, a statutory trust organized under the laws of the State of Delaware in the United States of America, and registered as an investment company under the 1940 Act.

“Shares” means shares issued by the Fund.

“Shareholder” means the Trust as the sole holder of Shares.

“US$” means the lawful currency of the United States of America.

Unless the context otherwise requires, and except as varied or otherwise specified in this Agreement, words and expressions defined in the Constitution shall have the same respective meanings when used in this Agreement.

Words denoting the singular number only shall include the plural number and vice versa; words denoting the masculine gender only shall include the feminine and neuter genders, words denoting persons shall include corporations and other bodies of persons.

The headings in this Agreement are inserted for convenience and ease of reference only and shall not be used for the purpose of interpretation of this Agreement.

1.	APPOINTMENT

1.1 The Fund hereby appoints Columbia Management Investment Advisers, LLC as the fund manager to manage the Fund, on behalf of the EGShares India Infrastructure Portfolio, for the period and on the terms set forth in this Agreement, and the Adviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	DUTIES OF THE ADVISER

2.1 The Adviser shall (subject to the overall supervision of the Directors and subject to Clause 4) have full power, authority and right to exercise all powers, duties, discretions and functions exercisable by the Directors under the Constitution (other than the power to issue shares or forfeit shares and powers which may not be delegated under the Act), and without prejudice to the generality of the foregoing, the Adviser either itself or wholly or in part through its authorized agents or delegates approved for the purpose by such Directors shall provide a continuous investment program for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund. The Adviser will determine, from time to time, what securities and other investments will be purchased, retained or sold by the Fund.

2.2 The Adviser shall have and is hereby granted the authority, power and right for the account and in the name of the Fund, but subject to the supervision of the Directors:

2.2.1. to issue orders and instructions with respect to the disposition of Investments of the Fund;

2.2.2 to purchase or otherwise acquire, sell or otherwise dispose of and invest in the Investments for the account of the Fund and effect foreign exchange transactions on behalf of the Fund and for the account of the Fund in connection with any such purchase, other acquisition, sale or other disposal or the protection of the value of Investments; place orders with the same with brokers, provided that, in placing orders with brokers, it will attempt to obtain the best net result in terms of price and execution; provided further that, the Adviser may, in its discretion, use brokers who provide the Adviser with research, analysis, advice and similar services, and the Adviser may cause the Fund to pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Adviser’s determining in good faith that such commission is reasonable in relation to the research and execution services received;

2.2.3 to apply to the relevant, authorities for, and to obtain from such authorities, all confirmations or consents relating to the taxation status of the Fund and all tax rebates and other payments which may be due to the Fund from time to time in respect of the Investments and in connection therewith the Adviser shall have and is hereby granted the authority to disclose to any such relevant authorities such information in its possession regarding the Fund or its affairs as may be necessary or required; and

2.2.4 to negotiate in accordance with the instructions of the Directors all borrowing arrangements of the Fund and to supervise the implementation of such arrangements.

3.	POWERS OF THE ADVISER

3.1 The Adviser shall pursue the Investment Objective and the Investment Policy in accordance therewith and shall have and is hereby granted the following authority, power and right for the account and in the name of the Fund but subject to the Act and the supervision of the Directors:

3.1.1 upon making its appropriate investment decisions, to issue orders or instructions to the Custodian, the Administrator and to such brokers as it may employ from time to time (or other agent or agents) with respect to the purchase, sale, dealing in and investment in Investments by the Fund and the disposition of Investments of the Fund; and

3.1.2 to enter into, make, and perform all contracts, agreements and other undertakings as may in the opinion of the Adviser be necessary or advisable or incidental to the carrying out of the objectives of this Agreement.

3.2 The authorities herein contained are continuing ones and shall remain in full force and effect until revoked by termination of this Agreement, provided that such revocation shall not affect any liability in any way resulting from transactions initiated prior to such revocation.

4.	RESTRICTIONS ON THE ADVISER

The Adviser shall observe and comply with the Constitution as from time to time amended and with such other documents relating to the Fund distributed from time to time by or on behalf of the Fund and all resolutions of the Directors of which it has notice and other lawful orders and directions given to it from time to time by the Directors. All activities engaged in by the Adviser hereunder shall at all times be subject to the control of and review by the Directors. The Adviser shall not exercise on behalf of the Fund any of the powers which may not, under the Act, be delegated by the Directors.

5.	COMPLIANCE WITH INVESTMENT STRATEGY, CONSTITUTION, RESOLUTIONS ETC.

5.1 Without prejudice to the generality of Clause 4 hereof, the Adviser shall, in carrying out its duties, observe and comply with:

5.1.1 the overall Investment Objective and Investment Policy of the Fund and any changes to such Investment Objective and Investment Policy as communicated by the Directors to the Adviser from time to time in writing;

5.1.2 any reasonable specific or general instructions which the Directors may give in writing to the Adviser from time to time with regard to the acquisition, holding or disposal of Investments, or otherwise; and

5.1.3 any restrictions or policy statements with regard to investment, borrowing or otherwise for the time being contained in the Constitution.

6.	PROVISION OF INFORMATION, EXPLANATIONS AND REPORTS

6.1 The Adviser will oversee the maintenance of all books and records with respect to the securities transactions of the Fund, will furnish the Directors promptly with such periodic and special reports as the Directors may reasonably request, and the Adviser agrees to keep such books and records in accordance with applicable laws, including, without limitation, the requirements of Rule 31a-3 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act as if the Fund were subject to the requirements of such Act and the Adviser hereby agrees to preserve any records which it maintains for the Fund and which are required to be maintained by Rule 31 a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund and the Shareholder copies or originals of any records which it maintains for the Fund upon request, provided that copies of any such records delivered to the Shareholder shall be provided to the Fund.

6.2 The Adviser will oversee the computation of the net asset value and the net income of the Fund in accordance with the Constitution and the offering documents of the Fund, if any, or as more frequently requested by the Board.

6.3 Whenever reasonably requested by the Board, the Adviser will delegate a representative to attend meetings of the Board, whether in person or by telephone or video link, to provide such reports to the Board.

7.	SUB-ADVISERS

7.1 Subject to the prior approval of a majority of the Fund’s Directors and the Shareholder’s Independent Trustees, the Adviser may, through a sub-advisory agreement or other arrangement, delegate to any other company under the Adviser’s control, or under common control with the Adviser, or to specified employees of any such companies, or to more than one such company, to the extent permitted by applicable law, certain of the Adviser’s duties enumerated in Clause 2 and Clause 3 hereof; provided, that the Adviser shall continue to supervise and oversee the services provided by such company or employees and any such delegation shall not relieve the Adviser of any of its obligations hereunder and provided further that such company or employees shall not be resident in India.

7.2 Subject to the provisions of this Agreement, the duties of any sub-adviser or delegate, the portion of portfolio assets of the Fund that the sub-adviser or delegate shall manage and the fees to be paid to the sub-adviser or delegate by the Adviser under and pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by the Adviser, subject to the prior approval of a majority of the Fund’s Directors and the Shareholder’s Independent Trustees.

8.	RESTRICTION ON DEALING

8.1 In no instance will portfolio securities be purchased from or sold to the Adviser, or any affiliated person thereof, except in accordance with applicable laws and rules and regulations, including, without limitation, the 1940 Act, or any applicable exemptions therefrom. The Adviser may aggregate sales and purchase orders with respect to the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliates. Whenever the Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable, over time, to each account. The Fund recognizes that in some cases this procedure may adversely affect the results obtained for the Fund.

8.2 Nothing herein contained shall prevent the Adviser or any of its affiliates from buying, holding and dealing in any Investments upon their respective individual accounts notwithstanding the fact that similar investments may be held by the Custodian for the account of the Fund, provided that any such transaction will be carried out with due regard for the fiduciary responsibility of the Adviser and in accordance with its Code of Ethics.

9.	REMUNERATION OF ADVISER

The Adviser acknowledges and agrees that it has entered into a separate Investment Management Services Agreement with the Trust, which provides compensation to the Adviser for the services to be provided by the Adviser hereunder with respect to EGShares India Infrastructure Portfolio, and that such compensation shall constitute full and fair consideration for any services rendered hereunder.

10.	VOTING RIGHTS OF INVESTMENTS

10.1 All rights of voting conferred by any Investment of the Fund shall be exercised in such manner as the Adviser may determine in accordance with its proxy policies and procedures, which have been made available to the Directors, and the Adviser will keep all necessary records of the Fund’s proxy voting record and subject as aforesaid, the Adviser may in its discretion refrain from the exercise of such voting rights.

10.2 The Fund shall from time to time upon written request from the Adviser execute and deliver or cause to be executed and delivered to the Adviser or its nominees such powers of attorney or proxies as may reasonably be required authorizing such attorneys or proxies to vote, consent or otherwise act in respect of all or any part of the Investments of the Fund. The term “right to vote”, and the word “vote” as used in this Clause shall include not only a vote at a meeting, but any consent to or approval of any arrangement, scheme or resolution or any alteration in or abandonment of any right attaching to any part of the assets of the, relevant company and the right to requisition or convene a meeting or to give notice to any resolution or to circulate any statement.

11.	COSTS

11.1 Save as provided in Clause 11.2 below, the Adviser will bear all costs and expenses incurred by it and its agents (if any) in connection with its duties hereunder including, without limitation, the following:

11.1.1 professional fees and other expenses in connection with the incorporation and initial organization of the Fund or the initial and further issue of Shares;

11.1.2 the Adviser’s legal and professional expenses incurred in relation to the negotiation, preparation and settling of any agreements in connection with the incorporation and initial organization of the Fund;

11.1.3 the Adviser’s salaries, wages, fringe benefits, travel and accommodation (with the exception of travel expenses associated with attending shareholders and directors meetings of the Fund), communication and other expenses;

11.1.4 rentals and utilities payable in connection with the use of office space; and

11.1.5 except to the extent explicitly otherwise provided for in Clause 11.2, the costs of all consultants, other experts, and advisory services engaged by the Adviser to assist the Adviser in discharging its duties hereunder.

11.2 The following will be paid for by the Fund:

11.2.1 the fee payment, if any, under this Agreement;

11.2.2 all brokerage fees and charges that are customary in the market concerned, incidental to any proposed purchase, holding, and/or proposed sale of the Fund’s Investments;

11.2.3 all interest on and charges and expenses of arranging, and arising out of, all borrowings made by the Fund;

11.2.4 all taxes and corporate fees payable by the Fund to any governmental or other authority or to any agency of such government or authority whether in Mauritius or elsewhere;

11.2.5 all expenses or charges related to litigation, demand related to litigation, regulatory or other government investigations and proceedings, “for cause” regulatory inspections and indemnification or advancement of related expenses or costs, to the extent any such expenses are considered extraordinary expenses and any other extraordinary expenses; and

11.2.6 all costs and expenses related to meetings of the Fund’s Board of Directors and shareholders.

12.	VARIATION OF TERMS OF AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought and unless authorized by the Fund’s Directors and the Shareholder’s Independent Trustees, and no amendment of this Agreement shall be effective (unless made before the initial offering of Shares) until approved by vote of a majority of the Fund’s outstanding voting securities.

13.	DURATION

13.1 This Agreement shall become effective upon the date hereabove written.

13.2 Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually by the Fund’s Directors and the Shareholder’s Independent Trustees and otherwise in accordance with applicable law.

14.	TERMINATION

14.1 This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Directors, by a vote of the Shareholder’s Independent Trustees, or by a vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the Adviser or by the Adviser at any time, without the payment of any penalty, on sixty days’ written notice to the Fund.

14.2 This Agreement will automatically terminate in the event of its assignment.

14.3 This Agreement shall be terminated upon completion of the winding up of the Fund.

14.4 This Agreement shall be terminated at any time if the Adviser’s function as a fund manager becomes illegal.

14.5 This Agreement shall be terminated at any time if the operation of the Fund becomes illegal.

15.	CONSEQUENCES OF TERMINATION

Upon the termination of this Agreement, the Adviser shall be entitled to receive all fees and other monies accrued due up to the date of such termination but shall not be entitled to compensation in respect of such termination.

16.	USE OF NAME

16.1 The Fund may use the name “EG Shares” or any variant thereof in connection with the name of the Fund, only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. At such time as this Agreement shall no longer be in effect, the Fund shall cease to use such a name or any other similar name.

16.2 In no event shall the Fund use the name “EG Shares” or any variant thereof if the Adviser’s functions are transferred or assigned to a company over which the Adviser does not have control or with which it is not affiliated. In the event that this Agreement shall no longer be in effect or the Adviser’s functions are transferred or assigned to a company over which the

Adviser does not have control or with which it is not affiliated, the Fund shall use its best efforts to legally change its name by passing the necessary resolutions and filing the required documentation with Mauritius agencies.

17.	NOTICES

Any notice or other communication under, or in connection with, any of the matters contemplated by this Agreement shall be addressed to the recipient and sent to it at its address set forth herein or to such other address as may from time to time be notified by the recipient in question to the other party to this Agreement in accordance with this Clause 17. Unless otherwise herein provided any such notice or other communication to be given or made pursuant to this Agreement shall be in writing and be made by letter delivered personally or sent by a recognized expedited delivery service, or by email, telex or facsimile.

18.	INDEMNITY

18.1 The Adviser shall not be under any liability on account of anything done or suffered by it pursuant to this Agreement or in accordance with or in pursuance of any request or advice of the Directors in the absence of the Adviser’s bad faith, gross negligence, willful misfeasance or reckless disregard of its duties hereunder. Wherever pursuant to any provision of this Agreement any notice, instruction or other communication is to be given by the Fund to the Adviser, the Adviser may accept as sufficient evidence thereof a document signed or purporting to be signed on behalf of the Fund by such person whose signature the Adviser is for the time being authorized to accept. Copies of all notices and documents issued by or on behalf of the Fund shall be forwarded to the Adviser.

18.2 Notwithstanding anything in the Agreement to the contrary, the Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any of its shareholders, in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of the Adviser, who may be or become an officer, Director, employee or agent of the Fund shall be deemed, when rendering services to the Fund or acting with respect to any business of the Fund, to be rendering such service to or acting solely for the Fund and not as an officer, director, employee, or agent or one under the control or direction of the Adviser even though paid by it.

18.3 The Adviser shall not be required to take any legal action on behalf of the Fund unless it will be fully indemnified to the reasonable satisfaction of the Adviser for costs and liabilities. If the Fund requires the Adviser to take any action in any capacity which in the opinion of the Adviser might make the Adviser or its agents or nominees liable for the payment of money or liable in any other way, the Adviser shall be kept indemnified in any reasonable amount and form satisfactory to it as a prerequisite to taking such action.

18.4 For the avoidance of doubt, it is hereby agreed and declared that references to the Adviser in this Clause shall be deemed to include references to the officers, servants, agents or delegates of the Adviser.

18.5 Any indemnity expressly given to the Adviser in this Agreement is in addition to and without prejudice to any indemnity allowed by law.

18.6 It is expressly acknowledged and agreed that the obligations of the Fund hereunder shall not be binding upon any of its shareholders, Directors, officers, employees or agents, personally, but shall bind only the property of the Fund and the execution and delivery of this Agreement by the Directors shall not be deemed to have been made by any of them individually nor to impose any liability on any of them personally, but shall bind only the property of the Fund.

19.	NON-EXCLUSIVITY

The services furnished by the Adviser hereunder are not to be deemed exclusive and Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby or unless otherwise agreed to by the parties hereunder in writing. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a Director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

20.	MISCELLANEOUS

20.1 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

20.2 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

20.3 This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but each of which counterparts shall together constitute one and the same instrument.

20.4 No failure on the part of any party to exercise and no delay on its part in exercising any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other rights or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20.5 The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not alter its legality, validity or enforceability under the law of any other jurisdiction.

21.	PROPER LAW AND JURISDICTION

21.1 This Agreement shall be governed by and construed accordance with the laws of Mauritius.

21.2 The parties hereby irrevocably submit to the non-exclusive jurisdiction of the Courts of Mauritius.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, in two (2) originals and on the day and year first above written.

EG SHARES INDIA INFRASTRUCTURE MAURITIUS

By:	/s/ Shahed Hoolash
Name: Shahed Hoolash
Title: Director

By:	/s/ Ravi Cunoosamy
Name: Ravi Cunoosamy
Title: Director

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Christopher O. Petersen
Name: Christopher O. Petersen
Title: Vice President and Assistant Secretary